Exhibit 3.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

OF

GREENHAVEN CONTINUOUS COMMODITY INDEX FUND

THIS CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST OF GREENHAVEN CONTINUOUS COMMODITY INDEX FUND (the “Trust”) is being duly executed and filed by the undersigned to amend the original Certificate of Trust as filed in the Office of the Secretary of State of the State of Delaware on October 27, 2006 to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (as amended from time to time, the “Delaware Act”).

1.          Original Name. The original name of the statutory trust is “GreenHaven Continuous Commodity Index Fund.”

2.          Change of Name. The name of the statutory trust is changed to “WisdomTree Continuous Commodity Index Fund.”

3.          Name of Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are: Delaware Trust Company, successor in interest to CSC Trust Company of Delaware, 2711 Centerville Road, Wilmington, DE 19808.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in accordance with Section 3811 of the Delaware Act on the 4th day of January, A.D. 2016.

DELAWARE TRUST COMPANY, not in its individual capacity, but solely as trustee

By:
Name:
Title:

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST]